Code of Ethics

April 29, 2024

This Code of Ethics is confidential and may not be distributed to anyone outside R. G. Niederhoffer Capital Management, Inc.

without the consent of the Chief Compliance Officer.

TABLE OF CONTENTS

 Page

I. INTRODUCTION		2

II. EMPLOYEE PERSONAL INVESTMENTS		4
A.	INITIAL AND ANNUAL DISCLOSURE OF BROKERAGE ACCOUNTS	4
B.	EXEMPT TRANSACTIONS	5
C.	PROHIBITED TRANSACTIONS	5
D.	TRADE PREAUTHORIZATION REQUIREMENTS	6
E.	TREATMENT OF PRIVATE PLACEMENTS	7
F.	SHORT-TERM TRADING ACTIVITY	8
G.	EXCESS TRADING	8
H.	INVESTMENT CLUBS	8
I.	BROKERAGE STATEMENT REPORTING REQUIREMENTS	8
J.	TRADES OF THE CCO	9

III. FIDUCIARY DUTIES		9
A.	CONFIDENTIALITY	9
B.	GIFTS AND ENTERTAINMENT	10
C.	CORPORATE AND ADVISORY CLIENT INVESTMENT OPPORTUNITIES	11
D.	UNDUE INFLUENCE	11
E.	SERVICE AS DIRECTOR	12
F.	DIVERSION FROM EMPLOYMENT RESPONSIBILITIES	12
G.	IMPROPER PAYMENTS OR REBATES	12
H.	POLITICAL CONTRIBUTIONS	12

IV. ENFORCEMENT OF THE CODE		13
A.	INVESTIGATING VIOLATIONS OF THE CODE	13
B.	ANNUAL REPORTS	13
C.	REMEDIES	13
D.	REVIEW	14
E.	COMPLIANCE CERTIFICATION	14
F.	RECORDKEEPING	14
G.	INQUIRIES REGARDING THE CODE	15
H.	EXCEPTIONS TO THE CODE	15

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CODE OF ETHICS

I.	INTRODUCTION

This Code of Ethics (also referred to as the “Code”) is based on the principle that employees of R. G. Niederhoffer Capital Management, Inc. (“RGNCM” or the “Firm”) owe a fiduciary duty to RGNCM’s advisory clients (“Advisory Clients”). The Advisory Clients are the funds or managed accounts to which RGNCM or its affiliates give investment advice. Accordingly, employees, including all full and part-time employees, including both paid and unpaid interns, must avoid activities, interests and relationships that might interfere or even appear to interfere with making decisions in the best interests of the Advisory Clients. Each employee is under a duty to exercise his or her authority and responsibility for the benefit of RGNCM and the Advisory Clients and may not participate in any activities that could conflict with the interests of RGNCM or the Advisory Clients. If an event which represents a conflict or could cause harm to RGNCM’s reputation occurs, or is anticipated to occur, the employee must disclose this circumstance to the CCO immediately. In all circumstances, each employee must comply with all federal securities laws and all policies found in the RGNCM Compliance Manual, a copy of which is supplied to all employees.

This Code applies to every employee of RGNCM, and provides for procedures consistent with the requirements of Rule 17j-1 (“Rule 17j-1”) under the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”).. Upon commencement of employment, every employee will be provided a copy of the Code and will be required to sign the Acknowledgment of Receipt of Code of Ethics (Appendix 2). Employees will be required to sign a new Acknowledgement of Receipt of Code of Ethics upon distribution of an updated Code. On an annual basis, Employees will be required to sign an Annual Certification of Compliance with the Code of Ethics (Appendix 3).

An electronic copy of the Code is available on the network at “G:\!Compliance-GeneralBusinessPolicies.”

At all times, employees must:

1)	Place the Interests of Advisory Clients First. Employees must scrupulously avoid serving their personal interests ahead of the interests of Advisory Clients. Employees may not cause an Advisory Client to take action or not take action for the employee’s benefit rather than the benefit of the Advisory Client. Employees may not use the knowledge of Advisory Client portfolio transactions in conducting their personal investments. For example, to put the interest of the Advisory Clients first, an employee may not invest in a type of investment that would be appropriate for an Advisory Client without first considering that investment for the Advisory Client.

2)	Avoid Taking Inappropriate Advantage of RGNCM Employment. Employees may not take inappropriate advantage of their positions with RGNCM. The receipt of investment opportunities, perquisites, or gifts from persons seeking business with the Advisory Clients or with RGNCM could call into question the exercise of the employee’s independent judgment. Accordingly, employees may accept such items only in accordance with the limitations of this Code.

3)	Conduct All Personal Securities Investments in Full Compliance with the Code. Among other things, employees must comply with all pre-authorization and reporting requirements, and comply fully with RGNCM’s policies and procedures regarding inside information.

4)	Maintain the Confidentiality of RGNCM and Advisory Client Information. This includes: (i) the type, quantity and direction of the holdings of RGNCM’s Advisory Clients, (ii) the financial circumstances of Advisory Clients, and (iii) all information concerning the underlying investors in the Advisory Clients.

Employees must not take any action that could cause even the appearance that an unfair or improper action has been taken. Accordingly, employees must follow the policies set forth below with respect to personal investments. This includes investments made in employee accounts (“Employee Accounts”) and related accounts (“Related Accounts”). Employee Accounts include all employee trading accounts, both domestic and international. Related Accounts include all such accounts of the employee’s immediate family members residing in the same household (“Household Family Members”) and any other accounts for which the employee or a Household Family Member exercise direct investment control. Doubtful situations should be resolved in favor of Advisory Clients, even at the expense of the interests of the employee. Any questions concerning the Code should be addressed to the Chief Compliance Officer (“CCO”) of RGNCM.

Employees are required to report any known violations of the Code to the CCO. This includes violations that come to an Employee’s attention that may have been inadvertent and/or violations that other employees may have committed. The CCO will promptly investigate the matter and take action if needed. There will be no retaliation against any employee for making such a report, and every effort will be made to protect the identity of the reporting employee. Further, nothing should be construed in this Code of Ethics, the Compliance Manual, or any employment, confidentiality or severance agreement, so as to impede an employee from making a report to or otherwise communicating with the Securities & Exchange Commission or appropriate regulatory body regarding a possible securities law violation.

Employees should be aware that they may be held personally liable for any improper or illegal acts committed during their course of employment, and that “ignorance of the law” is not a defense. All Firm employees are expected to read the Code carefully and observe and adhere to its guidance at all times. As described in Section IV.C of the Code, a violation of the Code may lead to serious sanctions, including, but not limited to: disgorgement of profits, dismissal, substantial personal liability and referral to law enforcement agencies or other regulatory agencies. Employees should also understand that a material breach of the provisions of the Code may constitute grounds for disciplinary action, including termination of employment with the Firm.

The provisions of the Code are not all-inclusive. Rather, they are intended as a guide for employees of the Firm in their conduct. In all circumstances, each employee must comply with all federal securities laws and all policies found in the RGNCM Compliance Manual, a copy of which is supplied to all employees. In any instance in which both the Code and the Compliance Manual apply, and are dissimilar in any way, the more restrictive rule applies.

The Firm’s contracts with contractor/consultant/temporary employees may include the Code as an addendum or incorporate the Code by reference, and each contractor/consultant/temporary employee will be provided a copy of the Code and may be required to sign an acknowledgement that he/she has read the Code and will abide by it. Certain sections, such as those pertaining to the pre-clearance and reporting provisions, may be excepted.

II.	EMPLOYEE PERSONAL INVESTMENTS

This section of the Code applies to all RGNCM employees in the Trading/Research, Technology, Investor Relations, Operations and Legal/Compliance Departments. RGNCM considers these employees to be “access persons” as defined in Rule 204A-1(e)(1) of the Advisers Act. This section of the Code generally does not apply to employees with primarily administrative responsibilities or to contractors, consultants or temporary employees, unless otherwise directed by the CCO.

Securities include, but are not limited to, currencies, stocks, notes, warrants, bonds, debentures and other evidences of indebtedness, calls, puts, straddles, options, limited or general partnership interests or shares of any investment company, exchange traded vehicles (including but not limited to, closed-end mutual funds, i.e., initial public offerings, exchanged traded notes and exchange traded funds), and any other instrument either (i) within the definition of the term “security” in the Securities Act of 1933 or (ii) traded by RGNCM. Further, for the purpose of the Code, “securities” shall include any single stock futures or commodity contracts as defined in Section 2(a)(1)(A) of the Commodity Exchange Act. This definition includes but is not limited to futures contracts on equity indices. For purposes of the Code, any derivative of a security shall also be considered a security.

A.	Initial and Annual Disclosure of Brokerage Accounts.

Employees and Household Family Members must disclose all of their brokerage accounts within 10 days of the employee commencing employment with RGNCM, and annually thereafter by the date of the annual compliance meeting, which is held after the annual review is completed and distributed to management. This disclosure includes all employee accounts and related accounts, and is made by filling out the Annual Certification of Personal Trading Accounts (Appendix 5), and submitting it for review to the CCO. The information on this annual certification must be current as of a date no more than 30 days before the report is submitted.

B.	Exempt Transactions.

All transactions in Employee Accounts and Related Accounts require preauthorization by the CCO except for the transactions identified below.

1.	Transactions in securities issued by open-end funds (i.e., purchases and sales of open-ended mutual funds) or unit investment trusts that are invested exclusively in one or more open-end funds.

2.	Transactions in direct obligations of the U.S. Government.

3.	Transactions in money market instruments, including bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements.

4.	Acquisitions of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities.

5.	Transactions performed in any Employee Account or Related Account over which neither an employee nor a Household Family Member have any direct or indirect influence or control (i.e., transactions in accounts managed by independent third-parties). Such accounts are, however, subject to the trade reporting requirements in Section II.G.

C.	Prohibited Transactions.

The following investments in Employee Accounts and Related Accounts are prohibited transactions and will not be authorized:

1.	Inside Information.

(a)	Securities transactions by any person while in possession of material non-public information regarding the security or the issuer of the security, however obtained. Information is material when it has market significance and there is a likelihood that a reasonable investor would consider the information important in deciding whether to buy or sell securities of the company involved. It is non-public if it has not been broadly disseminated.

In addition, all employees are prohibited from:

(i)	conducting any securities transactions on behalf of RGNCM or any Advisory Client while in possession of material nonpublic information regarding the security or the issuer of the security; or

(ii)	disclosing or tipping material nonpublic information to someone else who then trades on it in violation of any law – such prohibition applies to communications within RGNCM and outside the firm.

(b)	If an employee believes that he or she may be in receipt of inside information (regardless of the materiality of such information), the employee must immediately alert the Head Trader (if he is unavailable, then his designee) and the CCO (if he is unavailable, then the Compliance Counsel or Director of Operations) to determine if the information is material. This reporting requirement applies to all securities or issuers of securities, regardless of RGNCM’s current, past or future trading positions. Employees should not make a determination of materiality – they should always err on the side of reporting possible inside information.

(c)	If an employee believes that insider trading may have occurred at RGNCM, the employee must immediately alert the CCO (if he is unavailable, then the Compliance Counsel or Director of Operations) and the Head Trader (if he is unavailable, then his designee).

2.	Market Manipulation. Transactions intended to raise, lower, or maintain the price of any security or to create the false appearance of active trading. In addition, all employees are prohibited from conducting any transactions on behalf of RGNCM or any Advisory Client that are intended to raise, lower, or maintain the price of any security or to create the false appearance of active trading.

3.	Restricted List Securities. Transactions in futures contracts are strictly prohibited. In addition, there may from time to time be other securities that the CCO deems to present a conflict of interest or the appearance of impropriety. These will be included on a list of restricted securities that will be distributed to all employees whenever amendments are made. The CCO will check the restricted securities list at the time of pre-authorization.

4.	Initial Public Offerings. Acquisition of securities in an initial public offering is prohibited absent extraordinary circumstances preauthorized in writing by the CCO.

D.	Trade Preauthorization Requirements.

All securities transactions in an Employee Account or Related Account, absent exemption or prohibition, must be preauthorized by the CCO.

1.	Trade Preauthorization Request Form. Prior to entering an order for a personal investment in an Employee Account or a Related Account, (i) the employee must complete, in writing, the Trade Preauthorization Request Form for Employee Accounts and Related Accounts (the “Trade Preauthorization Request Form”) (Appendix 1), and (ii) the request must be approved by both the Head Trader and the CCO. If the Head Trader is unavailable or is the employee making the request, then the trade will be reviewed by another trader authorized by the Head Trader, and subsequently approved by the CCO. If the CCO is unavailable or is the employee making the request, then RGNCM’s Compliance Counsel or Director of Operations will review the Trade Preauthorization Request Form.

2.	Review of the Form. After receiving the completed Trade Preauthorization Request Form, the CCO will review the information and, as soon as practicable, determine whether to authorize the proposed securities transaction. The CCO will keep the original completed form and retain it for at least 5 years from the date the trade was made. The employee is advised to retain completed form for his/her records as well.

3.	Length of Trade Authorization Approval. The trade authorization provided by the CCO is effective, unless revoked, until the earlier of (1) the close of business on the day the authorization is granted or, if trade authorization is granted after 3:00 p.m., then 10:00 a.m. the next business day, or (2) the employee’s discovery that the information in the Trade Preauthorization Request Form is no longer accurate. If the securities transaction is not placed within that period, a new authorization must be obtained before the securities transaction is placed. If the securities transaction is placed, but the securities transaction has not been executed within three trading days after the trade authorization is granted (as, for example, in the case of a limit order), then a new authorization is necessary. The CCO can extend the length of approval by noting an extension on the Trade Authorization Request Form.

No order for a securities transaction for which preauthorization is sought may be placed prior to the receipt of written authorization of the transaction showing the date and time of the authorization by the CCO. Verbal approvals are not permitted.

The CCO is not required to give any explanation for refusing to authorize a securities transaction, as some trades may be rejected for a reason that is confidential. Where appropriate, the CCO will provide an explanation.

Compliance with this preauthorization requirement is separate from and in addition to the employee’s other obligations under this Code. Even if an employee has preauthorized a transaction in a security subject to this Code, each employee acknowledges that the transaction may be subject to further review by the CCO if the transaction is ultimately determined to have been made in contravention to one or more provisions of the Code.

E.	Treatment of Private Placements

Absent prior written approval by the CCO, investments in limited or private placements are prohibited. This approval will not be granted unless: (i) the investment is not presently, and is unlikely to be in the future, appropriate for any Advisory Client; (ii) the investment of the employee is unlikely to have any effect on the availability of this investment to an Advisory Client; and (iii) the terms of the investment are not being offered to the employee solely because of his or her position with RGNCM. The sale of an interest in a private placement is similarly restricted. Written documentation will be maintained to demonstrate the rationale supporting any approval of a private placement. Private placements include certain co-operative investments in real estate, commingled investment vehicles such as hedge funds, and investments in family owned businesses. Time-shares and cooperative investments in real estate used as a primary or secondary residence are not considered to be private placements.

F.	Short-Term Trading Activity.

Short-term trading by employees is discouraged by RGNCM. As such, if the CCO observes that an employee repeatedly engages in purchases and sales (or sales and purchases) of the same securities or equivalent securities within a 45-day period, then the CCO may, in his absolute discretion, inform such employee that the CCO will no longer or rarely allow future “45-day trades” by such employee; further, the CCO may, in his discretion, decide to forbid all 45-day trades by RGNCM employees. Purchases and sales (or sales and purchases) of the same securities or equivalent securities by any employee within a 15-day period, is prohibited under this Code. These prohibitions include any derivative or market equivalent of the security (such as options) previously sold or purchased. Options may not be exercised within 15 days of the purchase of such option.

G.	Excess Trading.

Excess Trading is discouraged. While purchases of sales of a range of securities may not in and of itself raise issues under applicable laws and regulations, we believe that a very high volume of personal trading can be time consuming and can increase the possibility of actual or apparent conflicts with portfolio transactions. Accordingly, an unusually high level of personal trading activity is strongly discouraged and may be monitored by the CCO, and a pattern of excessive trading may lead to the taking of appropriate action under the Code.

H.	Investment Clubs.

Employees are prohibited from participating in investment clubs unless such membership is approved in writing by the CCO.

I.	Brokerage Statement Reporting Requirements.

1.	Reporting Requirement.

Employees must arrange for the CCO to receive, preferably directly from the broker, dealer, bank or other custodian, duplicate copies of each account statement for each Employee Account or Related Account, and on no less than a quarterly basis. In addition, Employees must provide, within 10 days of commencing employment, a photocopy of each account statement for each Employee Account or Related Account. The information on these initial account statements must be current as of a date no more than 30 days before the account statement is submitted.

Difficulty in arranging duplicate account statements to be sent does not exempt employees from this requirement. If employees are not able to arrange for duplicate account statements to be sent, they must immediately notify the CCO. If no transactions were executed or if transactions were exempt from reporting, this should be noted on the quarterly report.

2.	Review and Availability. All information supplied under this Code, including transactions and account statements, will be subject to review by the CCO. All information supplied will be available for inspection by the CCO of RGNCM, RGNCM’s outside counsel, any party to which any investigation is referred by any of the foregoing, a supervisor, the Securities and Exchange Commission, any self-regulatory organization of which RGNCM is a member and any state securities commission.

3.	Confidentiality of Account Statements. All information supplied under this Code will be held strictly confidential. All account statements will be delivered directly to the CCO, and only information relevant to this Code will be examined. Whenever possible, only the CCO will view any employee personal information. In cases where additional input is needed, consultants will be kept to a minimum.

J.	Trades of the CCO.

RGNCM’s Director of Operations (or if he is not available, the Compliance Counsel) will review and sign off on all investments and investment activity of the CCO. This Code, along with the Compliance Manual, applies to the CCO in all respects, including any policies and procedures regarding personal investments.

III.	FIDUCIARY DUTIES

A.	Confidentiality.

Employees are expected to keep confidential all information relating to the financial circumstances or investment intentions, activities or portfolios of Advisory Clients or securities that are being considered for purchase or sale. Employees are also expected to keep confidential all information relating to the underlying investors in any of the Advisory Clients. This information should only be disclosed, within RGNCM or outside, if the disclosure is in the best interest of RGNCM, the Advisory Clients or the underlying investors. The CCO will answer questions regarding the appropriateness of disclosure. Employees should always err on the side of confidentiality.

B.	Gifts and Entertainment.

Employees will be required on a quarterly basis to disclose all gifts and entertainment received, regardless of whether it falls below the $250 Gifts and Entertainment limit (as set forth below). Employees may make such disclosure on the Gifts and Entertainment Disclosure Form (Appendix 4) or by electronic mail. In order for an employee to accept or give a gift or entertainment above the Gifts and Entertainment Limit, he/she must obtain approval from the CCO.

1.	Accepting Gifts (Including Meals or Entertainment). On occasion, as a result of an employee’s position with RGNCM, the employee will be offered or will receive gifts (including meals or entertainment) from existing or potential clients, brokers, vendors or other persons seeking to do business with RGNCM. Gifts whose reasonable value is no more than $250 annually from a single giver to each receiver in any 12-month period, and promotional items (e.g., water bottles, T-shirts, caps) may be accepted. Without pre-approval by the CCO, gifts over this limit cannot be received and must be returned. All gifts received must be recorded on RGNCM’s Gift and Entertainment Master Log maintained by the CCO. Customary business lunches, dinners and entertainment (e.g., sporting events or concerts) are now subject to the $250 limit, and do need to be reported, even the giver is in attendance.

Notwithstanding the rules in the first paragraph of this Section III.B.1, employees may not (i) accept gifts, favors, entertainment, special accommodations or other things of material value that could make such employee feel beholden to a person or firm or (ii) receive gifts of cash or cash equivalents in any circumstances.

2.	Giving Gifts and Providing Entertainment. Employees may not offer or give any gift in excess of $250 per year to any persons associated with any of the following: securities or financial organizations; exchanges; news media; existing clients; or potential clients. This rule shall not be deemed to restrict the giving of gifts to family members. Customary business lunches, dinners and entertainment (e.g., sporting events or concerts) are now subject to the $250 limit, even if both an RGNCM employee and the recipient are present..

Notwithstanding the rules in the first paragraph of this Section III.B.2, employees may not (i) offer or give gifts, favors, entertainment, special accommodations or other things of material value that could make the receiver feel beholden to the employee or RGNCM, or (ii) offer or give gifts of cash or cash equivalents in any circumstances.

3.	Master Log for Reporting and Approval. All gifts and entertainment given or accepted by an employee that must be recorded pursuant to this Section B shall be recorded on a master gift and entertainment log maintained by the CCO.

4.	Solicitation of Gifts. All solicitation of gifts or gratuities is unprofessional and is strictly prohibited.

5.	Embarrassing Situations. Employees must never accept or give any gift or entertainment that would cause the employee or RGNCM embarrassment or reputational harm if it were ever made public.

C.	Corporate and Advisory Client Investment Opportunities.

Employees may not take personal advantage of any opportunity that would otherwise be extended to RGNCM or any Advisory Client. This includes, but is not limited to, acquiring securities for an employee’s personal account that would otherwise be an appropriate investment for RGNCM or an Advisory Client.

Under certain circumstances, with the prior written approval of the CCO, an employee may participate in certain opportunities that might be appropriate for an Advisory Client, if the employee’s participation is deemed by the CCO not likely to have an adverse effect on any Advisory Client. In making this determination, the CCO will consider the following factors: (i) whether any Advisory Client was legally and financially able to take advantage of this opportunity; (ii) whether any Advisory Client would be disadvantaged in any manner; (iii) whether the opportunity is de minimis; and (iv) whether the issue of potential front running (i.e., purchase or sale of securities from their own accounts on the basis of their knowledge of an Advisory Client’s trading positions or plans) is present in the transaction.

D.	Undue Influence.

Employees may not cause or attempt to cause any Advisory Client to purchase, sell or hold any security for the purpose of creating any personal benefit for an Employee Account or Related Account.

If an Employee Account or Related Account stands to benefit materially from an investment decision for an Advisory Client that an employee is recommending or participating in, the employee must disclose that interest to the CCO. The disclosure must be made before the investment decision and should be documented and provided to the CCO. Based on the information given, a decision will be made on whether or not to restrict the employee’s participation in causing an Advisory Client to purchase or sell a security in which that employee has an interest.

E.	Service as a Director.

No employee may serve as an officer or on the board of directors (or any similar capacity) of another company, whether public or private (other than a company affiliated with RGNCM, or charitable organizations or not-for-profits) without prior written authorization of the CCO. If approval is granted for service as an officer or director, the approval will normally require that the officer or director be insulated from those making investment decisions regarding securities issued by the company that the RGNCM employee is acting as an officer or director.

F.	Diversion from Employment Responsibilities.

No employee may engage in securities transactions, or any other personal business, to such an extent that the employee’s attention is diverted from the employee’s responsibilities to RGNCM or its Advisory Clients.

G.	Improper Payments or Rebates.

No employee may offer or receive gratuities, bribes, kickbacks, or improper rebates to or from public officials, officials of foreign governments, competitors or suppliers. Pursuant to the Foreign Corruption Practices Act (“FCPA”), Employees are prohibited from making or offering to make any payment to or for the benefit of any Foreign Official if the purpose of such payment is to improperly influence or induce that Foreign Official to obtain or retain business for the company (a so-called bribe or kickback). A Foreign official includes government officials, political party leaders, candidates for office, employees of state-owned enterprises (such as state-owned banks or pension plans), and relatives or agents of a Foreign Official if a payment is made to such relative or agent of a Foreign Official with the knowledge or intent that it ultimately would benefit the Foreign Official. All payments, whether large or small, are prohibited if they are, in essence, bribes or kickbacks, including: cash payments, gifts, entertainment, services and amenities. If an Employee is unsure about whether he/she are being asked to make an improper payment, he/she should not make the payment. Employees must promptly report to the CCO any request made by a Foreign Official for a payment that would be prohibited under the guidelines set above and any other actions taken to induce such a payment.

H.	Political Contributions

All political activities of Employees must be kept separate from employment and expenses may not be charged to the Firm. Employees may not use the Firm facilities for political campaign purposes.

All “Covered Associates” must comply with the provisions under Rule 206(4)-5 of the Advisers Act. Those provisions are more fully described in the Compliance Manual, and include prohibitions from making political contributions individually or on behalf of the Firm, or directing others to make such contribution, unless such contribution is de minimis, i.e., (i) up to $350 per candidate per election cycle, to incumbents or candidates for whom they are eligible to vote; or (ii) up to $150 per candidate per election cycle, to other incumbents or candidates.

Not all employees are Covered Associates. Covered Associates include, but are not limited to, the President, all Department Heads, Investor Relations employees and other employees who engage in solicitation activities. The CCO may exercise his discretion with respect to the determination of who is a Covered Associates consistent with the Rule 206(4)-5 of the Advisers Act.

On a quarterly basis, the CCO will request a report of all political contributions during the previous quarter by all Covered Associates. The report should be completed within 30 days of each quarter end so that if an inadvertent political contribution of $350.00 or less has been made to an official for whom the Covered Associate is not entitled to vote, the contributor may request the return of the contribution in order to avoid the two-year compensation ban against the Firm. Refer to the Compliance Manual for additional requirements and details.

IV.	ENFORCEMENT OF THE CODE

A.	Investigating Violations of the Code.

The CCO will investigate any reported or suspected violation of the Code, recommend sanctions, and report to the Compliance Committee, which is comprised of certain members of senior management.

B.	Annual Reports.

The CCO will periodically report to senior management of the Firm regarding compliance or non-compliance with this Code (the “Annual Report”). The report shall include:

1.	A summary of any changes during the past year to the procedures for personal investments. If material changes to the Code are made during the year, the CCO will document such changes as they occur.

2.	Identify any violations requiring significant remedial action during the past year.

3.	Identify any recommended changes in existing restrictions or procedures based on the experience of enforcing the Code, evolving industry practices, or developments in applicable laws or regulations.

4.	Certify that RGNCM has adopted procedures reasonably necessary to prevent its employees from violating the Code.

C.	Remedies.

If the CCO determines that an employee has violated the Code, sanctions may be imposed or other actions taken as deemed appropriate, including a letter of caution or warning, suspension of personal trading rights, suspension of employment (with or without compensation), fine, required disgorgement of short-term trading profits, civil referral to the SEC, criminal referral, and/or termination of employment for cause. As part of any sanction, the CCO may require the employee to reverse any trades in question and forfeit any profit or absorb any loss from the trade.

D.	Review.

Whenever the CCO determines that an employee has committed a violation of the Code meriting significant remedial action, the CCO will report to the Compliance Committee information relating to the investigation of the violation, including any sanctions imposed. The Compliance Committee shall have the power to modify, decrease or increase the sanction as it deems appropriate, and may direct the reversal of any trade affecting an Advisory Client. In performing this function, the Compliance Committee shall have access to all information considered by the CCO in relation to the case.

E.	Compliance Certification.

At least once a year, employees will be required to certify on the Annual Certification of Compliance with the Code of Ethics (Appendix 3) that the employee has read and understands this Code, that the employee has complied with the requirements of the Code, and that the employee has disclosed or reported all personal securities transactions required to be disclosed or reported on the forms appended to this Code.

F.	Recordkeeping.

The CCO shall create records of each of the following, and retain such records for the period indicated:

1.	the Code and all amendments – 5 years after they are no longer in effect;

2.	a copy of the Annual Report – 5 years after the end of the fiscal year in which each Annual Report was made;

3.	Acknowledgment of Receipt of Code by an employee – 5 years after employee ceases being an employee;

4.	Annual Certification of Compliance with Code by an employee – 5 years after employee ceases being an employee;

5.	Any violation of the Code, and any remedies imposed – 5 years after the determination of remedies, if any;

6.	Approval of an exception to the Code – 5 years after approval;

7.	Gift and Entertainment Master Log, and any approvals regarding gifts – 5 years after preparation;

8.	Trade Preauthorization Request Forms (one set of records for all forms regarding initial public offerings and private placements, and second set for all other forms) – 5 years after approval;

9.	All Holdings and Transactions reports – 5 years after submission;

10.	Approval for an employee to serve as an officer or director of a non-RGNCM related company – 5 years after employee ceases to be an officer or director of a non-RGNCM related company; and

11.	any other records that are appropriate to create and retain pursuant to the Compliance Manual – 5 years after preparation, unless appropriate for retention time period to be triggered by another event.

G.	Inquiries Regarding the Code.

Please contact the CCO with any questions about this Code or any other compliance-related matters.

H.	Exceptions to the Code.

Although exceptions to the Code will rarely, if ever, be granted, the CCO may make exceptions, on a case-by-case basis, to any of the provisions of this Code upon a determination that the conduct at issue involves at most a negligible opportunity for abuse or otherwise merits an exception to the Code. Approval of all such exceptions must be in writing, and a copy of all such approvals shall be provided to the Compliance Committee.

Appendix 1

TRADE PREAUTHORIZATION REQUEST FORM FOR

EMPLOYEE ACCOUNTS AND RELATED ACCOUNTS

(1)	Name of employee requesting authorization (if trade will occur in an account bearing a different name, please note):

(2)	Name of company at which the account is held; relevant account number; and indicate if this is a recently opened account:

(3)	Name of security (please be specific): ____________________________________________________________________

Ticker symbol(s) (if applicable): ____________________________________________________________________

(4)	Maximum number of shares or units to be purchased or sold or amount of bond: _________

(5)	Check as applicable: _____ Purchase _____ Sale

_____ Market Order _____ Limit Order (price of limit order: _______)

(6)	Do you possess material nonpublic information regarding the security or the issuer of the security?

____ Yes	____ No

(7)	To your knowledge, are there any outstanding purchase or sell orders for this security or any Equivalent Security on behalf of any RGNCM Advisory Client?

____ Yes	____ No

(8)	To your knowledge, has RGNCM purchased or sold these securities or Equivalent Securities for any Advisory Client within the past 5 calendar days or do you expect that RGNCM will purchase or sell these securities or Equivalent Securities for any Advisory Client within the next 5 calendar days?

____ Yes	____ No

(9)	Are the securities being acquired in an:

(A)	initial public offering?	____ Yes	____ No

(B)	private placement?	____ Yes	____ No

(10)	Has this opportunity been offered to RGNCM and its Advisory Clients?

____ Yes	____ No

(11)	(A)	Have you or any Related Account covered by the preauthorization provisions of the Code purchased or sold these securities within the past 45 days?

____ Yes	____ No

if “Yes,” then was the previous trade in the same direction?     ____ Yes     ____ No

(B)	Have you or any Related Account covered by the preauthorization provisions of the Code purchased or sold these securities within the past 15 days?

____ Yes	____ No

if “Yes,” then was the previous trade in the same direction?     ____ Yes     ____ No

I have read the current version of the Code of Ethics for RGNCM since it was last issued and believe that the proposed trade fully complies with the requirements of the Code. I understand that certain terms used herein have the meanings set forth in the Code of Ethics.

Submitted by (Employee Signature):

Printed Name of Employee	Date	Time

Approved by (Head Trader or designee Signature):

Printed Name of Head Trader/Approver	Date	Time

Authorized by (CCO or designee Signature):

Printed Name of CCO/Approver	Date	Time

Appendix 2

ACKNOWLEDGEMENT OF RECEIPT OF CODE OF ETHICS

I acknowledge that I have received the Code of Ethics of RGNCM, and represent that:

1.	In accordance with Section II of the Code of Ethics, I will fully disclose (i) each of my Employee Accounts and Related Accounts (via completion of the Annual Certification of Personal Trading Accounts set forth in Appendix 5 of the Code of Ethics), and (ii) the securities holdings in my Employee Accounts and Related Accounts.

2.	In accordance with Section II of the Code of Ethics, I will obtain prior authorization for all securities transactions in each of my Employee Accounts and Related Accounts, except for transactions exempt from preauthorization under Section II of the Code of Ethics.

3.	In accordance with Section II of the Code of Ethics, except for transactions exempt from reporting under Section II of the Code of Ethics, I will arrange for the CCO to receive duplicate copies of each Account Statement for each securities transaction of all Employee Accounts or Related Accounts, preferably directly from the broker, dealer, bank or other custodian (provided that, for the Account Statement due within 10 days after the commencement of employment, a photocopy of the Account Statement may be provided).

4.	I will comply with the Code of Ethics in all respects.

5.	I agree to disgorge and forfeit any profits on prohibited transactions in accordance with the requirements of the Code of Ethics.

6.	I understand that certain terms used herein have the meanings set forth in such Code of Ethics.

Signature

Printed Name

Date

Appendix 3

ANNUAL CERTIFICATION OF COMPLIANCE WITH THE CODE OF ETHICS

I certify that during the past year:

1.	In accordance with Section II of the Code of Ethics, I have fully disclosed (i) each of my Employee Accounts and Related Accounts (via completion of the Annual Certification of Personal Trading Accounts set forth in Appendix 5 of the Code of Ethics), and (ii) the securities holdings in my Employee Accounts and Related Accounts. I will continue to make such disclosures while I am an Employee.

2.	In accordance with Section II of the Code of Ethics, I have obtained prior authorization for all securities transactions in each of my Employee Accounts and Related Accounts except for transactions exempt from preauthorization under Section II of the Code of Ethics. I will continue to obtain such authorizations while I am an employee.

3.	In accordance with Section II of the Code of Ethics, except for transactions exempt from reporting under Section II of the Code of Ethics, I have arranged for the CCO to receive duplicate copies of each Account Statement for all Employee Accounts or Related Accounts. I will continue to make such arrangements while I am an Employee.

4.	I have complied with the Code of Ethics in all respects. I will continue to comply with the Code of Ethics.

5.	I further certify that I understand that certain terms used herein have the meanings set forth in such Code of Ethics.

Signature

Printed Name

Date

Appendix 4

QUARTERLY GIFT AND ENTERTAINMENT DISCLOSURE FORM

Employee Name:

Employee Signature:

Date Submitted:

Date	Given By	Received By	Description	Value ($)	Basis for Gift/Entertainment

Appendix 5

ANNUAL CERTIFICATION OF PERSONAL TRADING ACCOUNTS

Beneficial Owner	Relationship to Me (e.g., self, spouse, child)	Institution Carrying the Account	Account Number	Date Account Opened

I certify each of the following statements as true and correct in their entirety [check the boxes]:

☐	The table above is a complete list of: (i) all of my personal trading accounts, both domestic and international, as well as all such accounts of my spouse and other household members; and (ii) any other accounts for which I or a household member exercise direct investment control.

☐	I have arranged for duplicate monthly or quarterly statements for these accounts to be sent directly from the institution carrying the account to R.G. Niederhoffer Capital Management, Inc. (“RGNCM”), as follows:

○	By Regular Mail: addressed to R.G. Niederhoffer Capital Management, Inc., Attention: Chief Compliance Officer, 16690 Collins Avenue, Suite 801, Sunny Isles Beach, 33160; or

○	By Electronic Mail: sent to Brokerage.Statements@Niederhoffer.com

☐	I will provide notification to the Chief Compliance Officer of RGNCM by resubmitting this form if (i) any new personal trading accounts are opened for me or any of my Household Family Members (ii) any other accounts are opened over which I or a household member exercise direct investment control.

Employee Signature	Printed Name

Dated: